Exhibit 99.2

NAVIENT REPORTS FOURTH-QUARTER 2019 FINANCIAL RESULTS

WILMINGTON, Del., January 21, 2020 — Navient (Nasdaq: NAVI) today released its fourth-quarter 2019 financial results.

FOURTH QUARTER RESULTS

•   GAAP net income of $171 million ($0.78 diluted earnings per share) compared to $72 million ($0.28 diluted earnings per share) in the year-ago quarter.

•   Adjusted(1) diluted Core Earnings(2) per share of $0.67 compared to $0.58 in the year-ago quarter.

•   Core Earnings of $153 million ($0.69 diluted Core Earnings per share) compared to $140 million ($0.55 diluted Core Earnings per share) in the year-ago quarter.

FULL YEAR RESULTS

•   GAAP net income of $597 million ($2.56 diluted earnings per share) compared to $395 million ($1.49 diluted earnings per share) in the year-ago period.

•   Adjusted(1) diluted Core Earnings(2) per share of $2.64 compared to $2.09 in the year-ago period.

•   Core Earnings of $607 million ($2.60 diluted Core Earnings per share) compared to $519 million ($1.96 diluted Core Earnings per share) in the year-ago period.

CEO COMMENTARY – “Navient’s outstanding 2019 results showcase the strength of our business strategy and we look forward to continuing that momentum in 2020,” said Jack Remondi, president and CEO of Navient. “We delivered exceptional earnings growth, on higher net interest margins and improved business processing margins led by increased efficiency in borrowing costs and operating expense. Importantly, we also helped 72,000 people refinance their student loans with nearly $5 billion in originations and assisted more than 400,000 people who successfully paid off their education loans in 2019.”

FOURTH QUARTER HIGHLIGHTS(3)

FEDERAL EDUCATION LOANS SEGMENT	• FFELP Loan charge-offs decreased 31%. • Asset recovery revenue increased $14 million (27%).
CONSUMER LENDING SEGMENT	• Originated $1.6 billion of Private Education Refinance Loans, up 114%. • Net interest income increased $6 million. • Private Education Loan delinquency rate declined 22%.
BUSINESS PROCESSING SEGMENT	• EBITDA(2) margin increased to 18%. • Contingent collections receivables inventory increased 3% to $14.9 billion.
CAPITAL	• Repurchased 5.8 million common shares. • In October 2019, our board of directors approved an additional $1 billion multi-year share repurchase program. • Paid $34 million in common stock dividends.
FUNDING & LIQUIDITY

•   Issued $1.7 billion in term ABS.

•   Repurchased $1.0 billion of senior unsecured debt, resulting in a $14 million pre-tax Core Earnings loss. In the year-ago quarter, repurchased $1.4 billion of senior unsecured debt resulting in an $18 million pre-tax Core Earnings gain.

EXPENSES	• Adjusted Core Earnings expenses(4) remained unchanged at $244 million.

(1)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes $(7) million and $12 million of net restructuring and regulatory-related expenses in fourth-quarters 2019 and 2018, respectively, and $12 million and $42 million in full-years 2019 and 2018, respectively. Fourth-quarter and full-year 2019 regulatory costs are net of $20 million and $30 million in insurance reimbursements, respectively, for covered costs related to such matters.

(2)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see page 4.

(3)	Comparative to year-ago quarter unless stated otherwise.

(4)

Adjusted Core Earnings expenses, a non-GAAP financial measure, exclude $(7) million and $12 million of net restructuring and regulatory-related expenses in fourth-quarter 2019 and fourth-quarter 2018, respectively. Fourth-quarter 2019 regulatory costs are net of $20 million in insurance reimbursements for covered costs related to such matters.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q19	3Q19	4Q18

Net interest income	$148	$144	$165
Provision for loan losses	8	8	10
Other revenue	127	120	116

Total revenue	267	256	271
Expenses	89	89	89

Pre-tax income	178	167	182

Net income	$136	$128	$147

Segment net interest margin	.87%	.82%	.86%
FFELP Loans:
FFELP Loan spread	.93%	.88%	.92%
Provision for loan losses	$8	$8	$10
Charge-offs	$9	$9	$13
Charge-off rate	.06%	.06%	.09%
Greater than 30-days delinquency rate	11.7%	10.3%	10.2%
Greater than 90-days delinquency rate	5.8%	5.8%	5.3%
Forbearance rate	12.2%	12.6%	12.3%
Average FFELP Loans	$65,642	$67,206	$73,425
Ending FFELP Loans, net	$64,575	$66,087	$72,253

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.6	5.7	5.9
Total federal loans serviced	$287	$289	$292
Contingent collections receivables inventory	$19.0	$23.3	$28.3

DISCUSSION OF RESULTS — 4Q19 vs. 4Q18

•	Core Earnings were $136 million compared to $147 million in the year-ago quarter.

•	Net interest income decreased $17 million primarily due to the continued natural paydown of the portfolio.

•	Provision for loan losses decreased $2 million. Charge-offs declined 31% to $9 million from the year-ago quarter.

•	Other revenue increased $11 million primarily due to a $14 million (27%) increase in asset recovery revenue, primarily as a result of higher account resolution.

•	Operating expenses were unchanged primarily due to the increase in asset recovery revenue which was offset by reduced expenses in connection with efficiency initiatives.

•	The company acquired $280 million of FFELP Loans in the quarter.

CONSUMER LENDING

In this segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q19	3Q19	4Q18

Net interest income	$195	$199	$189
Provision for loan losses	42	56	75
Other revenue	2	3	3

Total revenue	155	146	117
Expenses	40	44	36

Pre-tax income	115	102	81

Net income	$89	$79	$66

Segment net interest margin	3.31%	3.45%	3.18%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.52%	3.67%	3.41%
Provision for loan losses	$42	$56	$75
Charge-offs(1)	$97	$87	$102
Charge-off rate(1)	1.7%	1.6%	1.8%
Greater than 30-days delinquency rate	4.6%	4.8%	5.9%
Greater than 90-days delinquency rate	2.0%	2.3%	2.8%
Forbearance rate	2.7%	3.0%	3.0%
Average Private Education Loans	$22,624	$22,205	$22,955
Ending Private Education Loans, net	$22,245	$21,846	$22,245
Private Education Refinance Loans:
Charge-offs	$1	$1	$.1
Greater than 90-days delinquency rate	—%	—%	—%
Average Private Education Refinance Loans	$5,976	$4,778	$2,962
Ending Private Education Refinance Loans	$6,423	$5,313	$3,212
Private Education Refinance Loan originations	$1,643	$1,420	$769

(1)

Third-quarter 2019 excludes the $21 million of charge-offs on the receivable for partially charged-off loans that occurred as a result of changing the charge-off rate from 80.5% to 81% in third-quarter 2019.

DISCUSSION OF RESULTS — 4Q19 vs. 4Q18

•	Originated $1.6 billion of Private Education Refinance Loans compared to $769 million in the year-ago quarter.

•	Core Earnings were $89 million compared to $66 million in the year-ago quarter.

•	Net interest income increased $6 million primarily due to the growth of the Refinance Loan portfolio and an improved cost of funds.

•	Provision for loan losses decreased $33 million. Private Education Loan performance results include:

○	Charge-offs were $97 million compared with $102 million in fourth-quarter 2018.

○	Private Education Loan delinquencies greater than 90 days: $439 million, down $175 million from $614 million in fourth-quarter 2018.

○	Private Education Loan delinquencies greater than 30 days: $1.0 billion, down $290 million from $1.3 billion in fourth-quarter 2018.

○	Private Education Loan forbearances: $604 million, down $72 million from $676 million in fourth-quarter 2018.

•	Expenses were $4 million higher primarily due to the increase in loan originations.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q19	3Q19	4Q18

Revenue from government services	$34	$39	$41
Revenue from healthcare services	25	27	25

Total fee revenue	59	66	66
Expenses	49	54	57

Pre-tax income	10	12	9

Net income	$8	$9	$7

EBITDA(1)	$11	$13	$10
EBITDA Margin(1)	18%	20%	15%
Contingent collections receivables inventory (in billions)	$14.9	$14.2	$14.4

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 4Q19 vs. 4Q18

•	Core Earnings were $8 million compared to $7 million in the year-ago quarter.

•	EBITDA was $11 million, up 10% from the year-ago quarter with the EBITDA margin increasing 20% from 15% to 18%.

•	The increase in Core Earnings and EBITDA is primarily from reduced expenses in connection with efficiency initiatives.

•	Revenue declined $7 million primarily as a result of contract terminations.

•	Contingent collections receivables inventory increased 3% to $14.9 billion from the year-ago quarter as a result of new placements.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See “Core Earnings” on pages 13 – 22 for a reconciliation between GAAP net income and Core Earnings.

2. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the operating performance of the Business Processing segment and is used by management and our equity investors to monitor operating performance and determine the value of those businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 23 for a reconciliation of the EBITDA calculation for the Business Processing segment.

* * *

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the SEC on February 26, 2019). Certain reclassifications have been made to the balances as of and for the three months ended December 31, 2018, to be consistent with classifications adopted for 2019, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, January 22, 2020, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 5498068 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through February 5, 2020, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 5498068.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2018, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leader in education loan management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			YEARS ENDED
(In millions, except per share data)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP Basis
Net income	$171	$145	$72	$597	$395
Diluted earnings per common share	$.78	$.63	$.28	$2.56	$1.49
Weighted average shares used to compute diluted earnings per share	221	228	256	233	264
Net interest margin, Federal Education Loan segment	.73%	.79%	.77%	.78%	.73%
Net interest margin, Consumer Lending segment	3.32%	3.52%	3.29%	3.36%	3.32%
Return on assets	.73%	.61%	.28%	.63%	.37%
Ending FFELP Loans, net	$64,575	$66,087	$72,253	$64,575	$72,253
Ending Private Education Loans, net	22,245	21,846	22,245	22,245	22,245

Ending total education loans, net	$86,820	$87,933	$94,498	$86,820	$94,498

Average FFELP Loans	$65,642	$67,206	$73,425	$68,271	$76,971
Average Private Education Loans	22,624	22,205	22,955	22,512	23,281

Average total education loans	$88,266	$89,411	$96,380	$90,783	$100,252

Core Earnings Basis(1)
Net income	$153	$142	$140	$607	$519
Diluted earnings per common share	$.69	$.62	$.55	$2.60	$1.96
Adjusted diluted earnings per common share(2)	$.67	$.65	$.58	$2.64	$2.09
Weighted average shares used to compute diluted earnings per share	221	228	256	233	264
Net interest margin, Federal Education Loan segment	.87%	.82%	.86%	.83%	.83%
Net interest margin, Consumer Lending segment	3.31%	3.45%	3.18%	3.30%	3.24%
Return on assets	.66%	.60%	.55%	.64%	.49%
Ending FFELP Loans, net	$64,575	$66,087	$72,253	$64,575	$72,253
Ending Private Education Loans, net	22,245	21,846	22,245	22,245	22,245

Ending total education loans, net	$86,820	$87,933	$94,498	$86,820	$94,498

Average FFELP Loans	$65,642	$67,206	$73,425	$68,271	$76,971
Average Private Education Loans	22,624	22,205	22,955	22,512	23,281

Average total education loans	$88,266	$89,411	$96,380	$90,783	$100,252

(1)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation, of Core Earnings, see the section titled “Non-GAAP Financial Measures — Core Earnings.”

(2)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes net restructuring and regulatory expenses of $(7) million, $9 million and $12 million for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively, and $12 million and $42 million for the years ended December 31, 2019 and 2018, respectively. Regulatory costs for fourth-quarter 2019 and full-year 2019 are net of $20 million and  $30 million in insurance reimbursements, respectively, for covered costs related to such matters.

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				December 31, 2019 vs. September 30, 2019		December 31, 2019 vs. December 31, 2018
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2019	September 30, 2019	December 31, 2018	$	%	$	%
Interest income:
FFELP Loans	$636	$706	$784	$(70)	(10)%	$(148)	(19)%
Private Education Loans	414	437	451	(23)	(5)	(37)	(8)
Other loans	—	—	2	—	—	(2)	(100)
Cash and investments	18	23	30	(5)	(22)	(12)	(40)

Total interest income	1,068	1,166	1,267	(98)	(8)	(199)	(16)
Total interest expense	774	854	960	(80)	(9)	(186)	(19)

Net interest income	294	312	307	(18)	(6)	(13)	(4)
Less: provisions for loan losses	50	64	85	(14)	(22)	(35)	(41)

Net interest income after provisions for loan losses	244	248	222	(4)	(2)	22	10
Other income (loss):
Servicing revenue	58	60	64	(2)	(3)	(6)	(9)
Asset recovery and business processing revenue	124	123	117	1	1	7	6
Other income (loss)	8	9	(13)	(1)	(11)	21	162
Gains (losses) on debt repurchases	(14)	—	28	(14)	(100)	(42)	(150)
Gains (losses) on derivative and hedging activities, net	43	4	(48)	39	975	91	190

Total other income (loss)	219	196	148	23	12	71	48
Expenses:
Operating expenses	235	251	252	(16)	(6)	(17)	(7)
Goodwill and acquired intangible asset impairment and amortization expense	6	6	8	—	—	(2)	(25)
Restructuring/other reorganization expenses	2	2	4	—	—	(2)	(50)

Total expenses	243	259	264	(16)	(6)	(21)	(8)

Income before income tax expense	220	185	106	35	19	114	108
Income tax expense	49	40	34	9	23	15	44

Net income	$171	$145	$72	$26	18%	$99	138%

Basic earnings per common share	$.79	$.64	$.28	$.15	23%	$.51	182%

Diluted earnings per common share	$.78	$.63	$.28	$.15	24%	$.50	179%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	YEARS ENDED December 31,		Increase (Decrease)
(In millions, except per share data)	2019	2018	$	%
Interest income:
FFELP Loans	$2,847	$3,027	$(180)	(6)%
Private Education Loans	1,731	1,778	(47)	(3)
Other loans	2	6	(4)	(67)
Cash and investments	93	97	(4)	(4)

Total interest income	4,673	4,908	(235)	(5)
Total interest expense	3,488	3,668	(180)	(5)

Net interest income	1,185	1,240	(55)	(4)
Less: provisions for loan losses	258	370	(112)	(30)

Net interest income after provisions for loan losses	927	870	57	7
Other income (loss):
Servicing revenue	240	274	(34)	(12)
Asset recovery and business processing revenue	488	430	58	13
Other income (loss)	45	17	28	165
Gains on sales of loans	16	—	16	100
Gains (losses) on debt repurchases	45	19	26	137
Gains (losses) on derivative and hedging activities, net	22	(38)	60	158

Total other income (loss)	856	702	154	22
Expenses:
Operating expenses	984	984	—	—
Goodwill and acquired intangible asset impairment and amortization expense	30	47	(17)	(36)
Restructuring/other reorganization expenses	6	13	(7)	(54)

Total expenses	1,020	1,044	(24)	(2)

Income before income tax expense	763	528	235	45
Income tax expense	166	133	33	25

Net income	$597	$395	$202	51%

Basic earnings per common share	$2.59	$1.52	$1.07	70%

Diluted earnings per common share	$2.56	$1.49	$1.07	72%

Dividends per common share	$.64	$.64	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	December 31, 2019	September 30, 2019	December 31, 2018
Assets
FFELP Loans (net of allowance for losses of $64, $65 and $76, respectively)	$64,575	$66,087	$72,253
Private Education Loans (net of allowance for losses of $1,048, $1,101 and $1,201, respectively)	22,245	21,846	22,245
Investments	211	241	226
Cash and cash equivalents	1,233	1,583	1,286
Restricted cash and cash equivalents	2,548	2,677	3,976
Goodwill and acquired intangible assets, net	757	763	786
Other assets	3,334	3,356	3,404

Total assets	$94,903	$96,553	$104,176

Liabilities
Short-term borrowings	$8,483	$7,004	$5,422
Long-term borrowings	81,715	84,769	93,519
Other liabilities	1,356	1,528	1,688

Total liabilities	91,554	93,301	100,629

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 451 million, 450 million and 445 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,198	3,188	3,145
Accumulated other comprehensive income (loss), net of tax	(91)	(124)	113
Retained earnings	3,664	3,527	3,218

Total Navient Corporation stockholders’ equity before treasury stock	6,775	6,595	6,480
Less: Common stock held in treasury: 236 million, 229 million and 198 million shares, respectively	(3,439)	(3,355)	(2,961)

Total Navient Corporation stockholders’ equity	3,336	3,240	3,519
Noncontrolling interest	13	12	28

Total equity	3,349	3,252	3,547

Total liabilities and equity	$94,903	$96,553	$104,176

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended December 31, 2019 Compared with Three Months Ended December 31, 2018

For the three months ended December 31, 2019, net income was $171 million, or $0.78 diluted earnings per common share, compared with net income of $72 million, or $0.28 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $13 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios, which was partially offset by the growth in the Private Education Refinance Loan portfolio and improved cost of funds primarily in the Private Education Loan portfolio.

•	Provisions for loan losses decreased $35 million:

○	The provision for FFELP loan losses decreased $2 million. Loan delinquencies greater than 90 days decreased by $70 million. Outstanding FFELP Loans decreased $7.7 billion from the year-ago quarter.

○

The provision for Private Education Loan losses decreased $33 million. Loan delinquencies greater than 90 days decreased by $175 million and forbearances decreased by $72 million compared with the year-ago quarter. Outstanding non-refinance Private Education Loans decreased $3.2 billion from the year-ago quarter.

•	Servicing revenue decreased $6 million primarily due to the natural paydown of the FFELP Loan portfolio serviced for third parties.

•	Asset recovery and business processing revenue increased by $7 million primarily due to higher account resolution.

•

Other income increased $21 million primarily due to a decrease in foreign currency translation losses. The foreign currency translation gains (losses) relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains (losses) are partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Net gains on debt repurchases decreased by $42 million. We repurchased $1.0 billion of debt at a $14 million loss in fourth-quarter 2019 compared to $1.4 billion repurchased at a $28 million gain in the year-ago period.

•

Net gains on derivative and hedging activities increased $91 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related costs of $(9) million and $8 million in the fourth quarters of 2019 and 2018, respectively, operating expenses remained unchanged at $244 million. Regulatory costs in the current period are net of $20 million in insurance reimbursements for covered costs related to such matters.

•

During the fourth quarters of 2019 and 2018, the Company incurred $2 million and $4 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

We repurchased 5.8 million and 10.6 million shares of our common stock during the fourth quarters of 2019 and 2018, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 35 million common shares (or 14%) from the year-ago period.

Year Ended December 31, 2019 Compared with Year Ended December 31, 2018

For the year ended December 31, 2019, net income was $597 million, or $2.56 diluted earnings per common share, compared with net income of $395 million, or $1.49 diluted earnings per common share, for the year ended December 31, 2018.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $55 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios, which was partially offset by the growth in the Private Education Refinance Loan portfolio and improved cost of funds primarily in the Private Education Loan portfolio.

•	Provisions for loan losses decreased $112 million:

○

The provision for FFELP loan losses decreased $40 million primarily due to a higher temporary charge-off estimate in the year-ago period as a result of an elevated use of disaster forbearance at the end of 2017 and other factors. Outstanding FFELP Loans decreased $7.7 billion from the year-ago period.

○

The provision for Private Education Loan losses decreased $73 million. Loan delinquencies greater than 90 days decreased by $175 million and forbearances decreased by $72 million compared with the year-ago period. Outstanding non-refinance Private Education Loans decreased $3.2 billion from the year-ago period.

•

Servicing revenue decreased $34 million due to a $12 million gain on the sale of third-party guarantor servicing contracts in the year-ago period. The remaining decrease is primarily the result of the natural paydown of the FFELP Loan portfolio serviced for third parties.

•	Asset recovery and business processing revenue increased by $58 million due to higher account resolution.

•

Other income increased $28 million primarily due to a decrease in foreign currency translation losses. The foreign currency translation gains (losses) relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains (losses) are partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•	Net gains on sales of loans increased by $16 million, due to the $16 million gain on sale of $412 million of Private Education Refinance Loans in second-quarter 2019.

•

Net gains on debt repurchases increased by $26 million. We repurchased $1.2 billion of debt at a $45 million gain in the year ended December 31, 2019 compared to $2.8 billion repurchased at a $19 million gain in the year-ago period.

•

Net gains on derivative and hedging activities increased $60 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related costs of $6 million and $29 million, respectively, operating expenses were $978 million and $955 million in the years ended December 31, 2019 and 2018, respectively. On an adjusted basis, expenses were $25 million lower primarily as a result of ongoing cost-saving initiatives across the Company. Adjusted 2019 expenses exclude $13 million of costs associated with proxy contest matters and $20 million of transition services costs. Adjusted 2018 expenses exclude the release of a $40 million reserve related to the resolution of a contingency, a $9 million one-time fee paid to convert $3 billion of Private Education Loans from a third-party servicer to Navient’s servicing platform and $16 million of transition services costs. Regulatory costs in the current year are net of $30 million in insurance reimbursements for covered costs related to such matters.

•

Acquired intangible asset impairment and amortization expense decreased $17 million primarily as the result of the notice of termination of a contract in our government services reporting unit in the year-ago period which resulted in $16 million of impairment on the related intangible asset.

•

During the years ended December 31, 2019 and 2018, the Company incurred $6 million and $13 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

We repurchased 34.5 million and 17.4 million shares of our common stock during the years ended December 31, 2019 and 2018, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 31 million common shares (or 12%) from the year-ago period.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Tangible Net Asset Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED DECEMBER 31, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$649	$414	$—	$—	$1,063	$4	$(17)	$(13)	$1,050
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	9	3	—	6	18	—	—	—	18

Total interest income	658	417	—	6	1,081	4	(17)	(13)	1,068
Total interest expense	510	222	—	39	771	8	(5)	3	774

Net interest income (loss)	148	195	—	(33)	310	(4)	(12)	(16)	294
Less: provisions for loan losses	8	42	—	—	50	—	—	—	50

Net interest income (loss) after provisions for loan losses	140	153	—	(33)	260	(4)	(12)	(16)	244
Other income (loss):
Servicing revenue	56	2	—	—	58	—	—	—	58
Asset recovery and business processing revenue	65	—	59	—	124	—	—	—	124
Other income (loss)	6	—	—	2	8	4	39	43	51
Losses on debt repurchases	—	—	—	(14)	(14)	—	—	—	(14)

Total other income (loss)	127	2	59	(12)	176	4	39	43	219
Expenses:
Direct operating expenses	89	40	49	—	178	—	—	—	178
Unallocated shared services expenses	—	—	—	57	57	—	—	—	57

Operating expenses	89	40	49	57	235	—	—	—	235
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	89	40	49	59	237	—	6	6	243

Income (loss) before income tax expense (benefit)	178	115	10	(104)	199	—	21	21	220
Income tax expense (benefit)(2)	42	26	2	(24)	46	—	3	3	49

Net income (loss)	$136	$89	$8	$(80)	$153	$—	$18	$18	$171

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(16)	$—	$(16)
Total other income (loss)	43	—	43
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$27	$(6)	21

Income tax expense (benefit)			3

Net income (loss)			$18

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$721	$437	$—	$—	$1,158	$2	$(17)	$(15)	$1,143
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	11	4	—	8	23	—	—	—	23

Total interest income	732	441	—	8	1,181	2	(17)	(15)	1,166
Total interest expense	588	242	—	42	872	(4)	(14)	(18)	854

Net interest income (loss)	144	199	—	(34)	309	6	(3)	3	312
Less: provisions for loan losses	8	56	—	—	64	—	—	—	64

Net interest income (loss) after provisions for loan losses	136	143	—	(34)	245	6	(3)	3	248
Other income (loss):
Servicing revenue	57	3	—	—	60	—	—	—	60
Asset recovery and business processing revenue	57	—	66	—	123	—	—	—	123
Other income (loss)	6	—	—	3	9	(6)	10	4	13

Total other income (loss)	120	3	66	3	192	(6)	10	4	196
Expenses:
Direct operating expenses	89	44	54	—	187	—	—	—	187
Unallocated shared services expenses	—	—	—	64	64	—	—	—	64

Operating expenses	89	44	54	64	251	—	—	—	251
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	89	44	54	66	253	—	6	6	259

Income (loss) before income tax expense (benefit)	167	102	12	(97)	184	—	1	1	185
Income tax expense (benefit)(2)	39	23	3	(23)	42	—	(2)	(2)	40

Net income (loss)	$128	$79	$9	$(74)	$142	$—	$3	$3	$145

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$3	$—	$3
Total other income (loss)	4	—	4
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$7	$(6)	1

Income tax expense (benefit)			(2)

Net income (loss)			$3

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$799	$451	$—	$—	$1,250	$3	$(18)	$(15)	$1,235
Other loans	1	1	—	—	2	—	—	—	2
Cash and investments	14	3	—	13	30	—	—	—	30

Total interest income	814	455	—	13	1,282	3	(18)	(15)	1,267
Total interest expense	649	266	—	55	970	(5)	(5)	(10)	960

Net interest income (loss)	165	189	—	(42)	312	8	(13)	(5)	307
Less: provisions for loan losses	10	75	—	—	85	—	—	—	85

Net interest income (loss) after provisions for loan losses	155	114	—	(42)	227	8	(13)	(5)	222
Other income (loss):
Servicing revenue	61	3	—	—	64	—	—	—	64
Asset recovery and business processing revenue	51	—	66	—	117	—	—	—	117
Other income (loss)	4	—	—	(1)	3	(21)	(43)	(64)	(61)
Gains on debt repurchases	—	—	—	18	18	13	(3)	10	28

Total other income (loss)	116	3	66	17	202	(8)	(46)	(54)	148
Expenses:
Direct operating expenses	89	36	57	—	182	—	—	—	182
Unallocated shared services expenses	—	—	—	70	70	—	—	—	70

Operating expenses	89	36	57	70	252	—	—	—	252
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	8	8	8
Restructuring/other reorganization expenses	—	—	—	4	4	—	—	—	4

Total expenses	89	36	57	74	256	—	8	8	264

Income (loss) before income tax expense (benefit)	182	81	9	(99)	173	—	(67)	(67)	106
Income tax expense (benefit)(2)	35	15	2	(19)	33	—	1	1	34

Net income (loss)	$147	$66	$7	$(80)	$140	$—	$(68)	$(68)	$72

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(5)	$—	$(5)
Total other income (loss)	(54)	—	(54)
Goodwill and acquired intangible asset impairment and amortization	—	8	8

Total Core Earnings adjustments to GAAP	$(59)	$(8)	(67)

Income tax expense (benefit)			1

Net income (loss)			$(68)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,907	$1,731	$—	$—	$4,638	$8	$(68)	$(60)	$4,578
Other loans	1	1	—	—	2	—	—	—	2
Cash and investments	50	16	—	27	93	—	—	—	93

Total interest income	2,958	1,748	—	27	4,733	8	(68)	(60)	4,673
Total interest expense	2,376	980	—	161	3,517	6	(35)	(29)	3,488

Net interest income (loss)	582	768	—	(134)	1,216	2	(33)	(31)	1,185
Less: provisions for loan losses	30	228	—	—	258	—	—	—	258

Net interest income (loss) after provisions for loan losses	552	540	—	(134)	958	2	(33)	(31)	927
Other income (loss):
Servicing revenue	229	11	—	—	240	—	—	—	240
Asset recovery and business processing revenue	230	—	258	—	488	—	—	—	488
Other income (loss)	28	1	—	14	43	(41)	65	24	67
Gains on sales of loans	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	33	33	39	(27)	12	45

Total other income (loss)	487	28	258	47	820	(2)	38	36	856
Expenses:
Direct operating expenses	359	156	215	—	730	—	—	—	730
Unallocated shared services expenses	—	—	—	254	254	—	—	—	254

Operating expenses	359	156	215	254	984	—	—	—	984
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	30	30	30
Restructuring/other reorganization expenses	—	—	—	6	6	—	—	—	6

Total expenses	359	156	215	260	990	—	30	30	1,020

Income (loss) before income tax expense (benefit)	680	412	43	(347)	788	—	(25)	(25)	763
Income tax expense (benefit)(2)	155	96	10	(80)	181	—	(15)	(15)	166

Net income (loss)	$525	$316	$33	$(267)	$607	$—	$(10)	$(10)	$597

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(31)	$—	$(31)
Total other income (loss)	36	—	36
Goodwill and acquired intangible asset impairment and amortization	—	30	30

Total Core Earnings adjustments to GAAP	$5	$(30)	(25)

Income tax expense (benefit)			(15)

Net income (loss)			$(10)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$3,080	$1,778	$—	$—	$4,858	$17	$(70)	$(53)	$4,805
Other loans	4	2	—	—	6	—	—	—	6
Cash and investments	46	13	—	38	97	—	—	—	97

Total interest income	3,130	1,793	—	38	4,961	17	(70)	(53)	4,908
Total interest expense	2,467	1,013	—	192	3,672	8	(12)	(4)	3,668

Net interest income (loss)	663	780	—	(154)	1,289	9	(58)	(49)	1,240
Less: provisions for loan losses	70	300	—	—	370	—	—	—	370

Net interest income (loss) after provisions for loan losses	593	480	—	(154)	919	9	(58)	(49)	870
Other income (loss):
Servicing revenue	262	12	—	—	274	—	—	—	274
Asset recovery and business processing revenue	163	—	267	—	430	—	—	—	430
Other income (loss)	24	—	—	6	30	(22)	(29)	(51)	(21)
Gains on debt repurchases	—	—	—	9	9	13	(3)	10	19

Total other income (loss)	449	12	267	15	743	(9)	(32)	(41)	702
Expenses:
Direct operating expenses	298	169	229	—	696	—	—	—	696
Unallocated shared services expenses	—	—	—	288	288	—	—	—	288

Operating expenses	298	169	229	288	984	—	—	—	984
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	47	47	47
Restructuring/other reorganization expenses	—	—	—	13	13	—	—	—	13

Total expenses	298	169	229	301	997	—	47	47	1,044

Income (loss) before income tax expense (benefit)	744	323	38	(440)	665	—	(137)	(137)	528
Income tax expense (benefit)(2)	164	71	8	(97)	146	—	(13)	(13)	133

Net income (loss)	$580	$252	$30	$(343)	$519	$—	$(124)	$(124)	$395

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(49)	$—	$(49)
Total other income (loss)	(41)	—	(41)
Goodwill and acquired intangible asset impairment and amortization	—	47	47

Total Core Earnings adjustments to GAAP	$(90)	$(47)	(137)

Income tax expense (benefit)			(13)

Net income (loss)			$(124)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Core Earnings net income	$153	$142	$140	$607	$519
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	27	7	(59)	5	(90)
Net impact of goodwill and acquired intangible assets	(6)	(6)	(8)	(30)	(47)
Net tax effect	(3)	2	(1)	15	13

Total Core Earnings adjustments to GAAP	18	3	(68)	(10)	(124)

GAAP net income	$171	$145	$72	$597	$395

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$43	$4	$(48)	$22	$(38)
Plus: Gains (losses) on fair value hedging activity included in interest expense	1	11	—	21	—

Total gains (losses)	$44	$15	$(48)	$43	$(38)
Plus: Settlements on derivative and hedging activities, net(1)	(4)	6	21	41	22

Mark-to market gains (losses) on derivative and hedging activities, net(2)	40	21	(27)	84	(16)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(17)	(17)	(18)	(68)	(70)
Other derivative accounting adjustments(3)	4	3	(14)	(11)	(4)

Total net impact of derivative accounting	$27	$7	$(59)	$5	$(90)

(1)  Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(4)	$(2)	$(3)	$(8)	$(17)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	8	(4)	(5)	6	8
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	(13)	(39)	(13)

Total reclassifications of settlements on derivative and hedging activities	$4	$(6)	$(21)	$(41)	$(22)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Floor Income Contracts	$37	$(6)	$(22)	$(15)	$32
Basis swaps	(10)	12	14	—	28
Foreign currency hedges	(4)	8	(11)	65	(82)
Other	17	7	(8)	34	6

Total mark-to-market gains (losses) on derivative and hedging activities, net	$40	$21	$(27)	$84	$(16)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of December 31, 2019, derivative accounting has decreased GAAP equity by approximately $235 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Beginning impact of derivative accounting on GAAP equity	$(289)	$(249)	$125	$(34)	$5
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	54	(40)	(159)	(201)	(39)

Ending impact of derivative accounting on GAAP equity	$(235)	$(289)	$(34)	$(235)	$(34)

(1) Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Total pre-tax net impact of derivative accounting recognized in net income(a)	$27	$7	$(59)	$5	$(90)
Tax impact of derivative accounting adjustment recognized in net income	(7)	(2)	15	(2)	12
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	34	(45)	(115)	(204)	39

Net impact of net mark-to-market gains (losses) under derivative accounting	$54	$(40)	$(159)	$(201)	$(39)

(a) See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of December 31, 2019, the remaining amortization term of the net floor premiums was approximately 4 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of December 31, 2019, the remaining hedged period is approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018
Unamortized net Floor premiums (net of tax)	$(76)	$(88)	$(124)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(476)	(519)	(615)

Total hedged Floor Income, net of tax(1)(2)	$(552)	$(607)	$(739)

(1)  $(717) million, $(788) million and $(959) million on a pre-tax basis as of December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

(2)  Of the $552 million as of December 31, 2019, approximately $191 million, $164 million and $105 million will be recognized as part of Core Earnings net income in 2020, 2021 and 2022, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Core Earnings goodwill and acquired intangible asset adjustments	$(6)	$(6)	$(8)	$(30)	$(47)

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the Company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding required. The tangible net asset ratio is calculated as:

(Dollars in billions)	December 31, 2019	September 30, 2019	December 31, 2018
GAAP assets	$94.9	$96.6	$104.2
Less:
Goodwill and acquired intangible assets	.8	.8	.8
Secured debt	80.7	81.4	87.8
Other liabilities, adjustments for the impact of derivative accounting under GAAP and unamortized net floor premiums	.9	1.0	1.1

Tangible net assets	$12.5	$13.4	$14.5

Divided by:
Unsecured debt (par)	$9.6	$10.6	$11.6

Tangible net asset ratio	1.30x	1.27x	1.25x

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the amount of operating cash flow generated by the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Pre-tax income	$10	$12	$9	$43	$38
Plus:
Depreciation and amortization expense(1)	1	1	1	6	6

EBITDA	$11	$13	$10	$49	$44

Divided by:
Total revenue	$59	$66	$66	$258	$267

EBITDA margin	18%	20%	15%	19%	17%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance — GAAP and Core Earnings Basis

	December 31, 2019		September 30, 2019		December 31, 2018

(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$629		$675		$818
Loans in forbearance(2)	604		660		676
Loans in repayment and percentage of each status:
Loans current	21,083	95.4%	20,626	95.2%	20,741	94.1%
Loans delinquent 31-60 days(3)	349	1.6	339	1.6	415	1.9
Loans delinquent 61-90 days(3)	218	1.0	202	.9	267	1.2
Loans delinquent greater than 90 days(3)	439	2.0	488	2.3	614	2.8

Total Private Education Loans in repayment	22,089	100%	21,655	100%	22,037	100%

Total Private Education Loans, gross	23,322		22,990		23,531
Private Education Loan unamortized discount	(617)		(646)		(759)

Total Private Education Loans	22,705		22,344		22,772
Private Education Loan receivable for partially charged-off loans	588		603		674
Private Education Loan allowance for losses	(1,048)		(1,101)		(1,201)

Private Education Loans, net	$22,245		$21,846		$22,245

Percentage of Private Education Loans in repayment		94.7%		94.2%		93.7%

Delinquencies as a percentage of Private Education Loans in repayment		4.6%		4.8%		5.9%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.7%		3.0%		3.0%

Cosigner rate(4)		47%		50%		56%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for the fourth-quarter 2019, third-quarter 2019 and fourth-quarter 2018.

Allowance for Loan Losses

Our allowance for Private Education Loan losses does not include Purchased Credit Impaired (“PCI”) loans as those loans are separately reserved for, as needed. Related to the $2.8 billion of Purchased Non-Credit Impaired Loans acquired in 2017 at a discount, there is no allowance for loan losses established as of December 31, 2019, as the remaining purchased discount associated with the Private Education Loans of $268 million as of December 31, 2019 remains greater than the incurred losses. However, in accordance with our policy, there was $4 million, $3 million and $4 million of both charge-offs and provision recorded for Purchased Non-Credit Impaired Loans in the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively, and $14 million and $16 million in the years ended December 31, 2019 and 2018, respectively.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Allowance at beginning of period	$1,101	$1,151	$1,226	$1,201	$1,297
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	4	3	4	14	16
Remaining loans	38	53	71	212	283

Total provision	42	56	75	226	299
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	(21)	—	(21)	(32)
Net charge-offs remaining(2)	(97)	(87)	(102)	(364)	(371)

Total charge-offs(2)	(97)	(108)	(102)	(385)	(403)
Reclassification of interest reserve(3)	2	2	2	7	8
Loan sales	—	—	—	(1)	—

Allowance at end of period	$1,048	$1,101	$1,201	$1,048	$1,201

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.7%	1.6%	1.8%	1.7%	1.7%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	.4%	—%	.1%	.1%
Allowance coverage of charge-offs (annualized)	2.7	2.6	3.0	2.7	3.0
Allowance as a percentage of the ending total loan balance	4.4%	4.7%	5.0%	4.4%	5.0%
Allowance as a percentage of ending loans in repayment	4.7%	5.1%	5.5%	4.7%	5.5%
Ending total loans(4)	$23,910	$23,593	$24,205	$23,910	$24,205
Average loans in repayment	$21,977	$21,549	$22,147	$21,859	$22,312
Ending loans in repayment	$22,089	$21,655	$22,037	$22,089	$22,037

(1)

In third-quarter 2018, the portion of the loan amount charged off at default on our Private Education Loans increased from 79% to 80.5% and in third-quarter 2019, it increased from 80.5% to 81%. These changes resulted in a $21 million and $32 million reduction to the balance of the receivable for partially charged-off loans in third-quarter 2019 and third-quarter 2018, respectively.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of December 31, 2019, we considered several factors with respect to our Private Education Loan portfolio. Loan delinquencies greater than 90 days decreased by $175 million and forbearances decreased by $72 million compared with the year-ago quarter. Outstanding non-Refinance Private Education Loans decreased $3.2 billion from the year-ago quarter. These factors primarily resulted in the $33 million decrease in provision from the year-ago quarter.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and Core Earnings-basis are the same).

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Receivable at beginning of period	$603	$640	$688	$674	$760
Expected future recoveries of current period defaults(1)	19	18	22	74	89
Recoveries(2)	(29)	(31)	(32)	(126)	(139)
Charge-offs(3)	(5)	(24)	(4)	(34)	(36)

Receivable at end of period	$588	$603	$674	$588	$674

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. In addition, in third-quarter 2018 the portion of the loan amount charged off at default increased from 79% to 80.5% and in third-quarter 2019 it increased from 80.5% to 81%. These changes resulted in a $21 million and $32 million reduction to the balance of the receivable for partially charged-off loans in third-quarter 2019 and third-quarter 2018, respectively. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.1 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan and Private Education Refinance Loan portfolios, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are a part of our ongoing liquidity needs. We repurchased 5.8 million shares of common stock for $77 million in the fourth quarter of 2019 and have $1.0 billion of remaining share repurchase authority as of December 31, 2019.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,233	$1,583	$1,286
Unencumbered FFELP Loans	319	206	332
Unencumbered Private Education Refinance Loans	414	330	246

Total GAAP and Core Earnings basis	$1,966	$2,119	$1,864

Average Balances

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,463	$1,409	$1,933	$1,261	$1,672
Unencumbered FFELP Loans	311	300	647	433	705
Unencumbered Private Education Refinance Loans	587	594	473	670	290

Total GAAP and Core Earnings basis	$2,361	$2,303	$3,053	$2,364	$2,667

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan asset-backed commercial paper (“ABCP”) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2019, September 30, 2019, and December 31, 2018, the maximum additional capacity under these facilities was $867 million, $1.4 billion and $752 million, respectively. For the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, the average maximum additional capacity under these facilities was $1.5 billion, $1.2 billion and $2.1 billion, respectively. For the years ended December 31, 2019 and 2018, the average maximum additional capacity under these facilities was $1.3 billion and $2.0 billion, respectively. As of December 31, 2019, the maturity dates of the FFELP Loan-other facilities ranged from November 2020 to April 2021.

Liquidity may also be available from our Private Education Loan ABCP facilities. Maximum borrowing capacity under these facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of December 31, 2019, September 30, 2019 and December 31, 2018, the maximum additional capacity under these facilities was $384 million, $306 million and $635 million, respectively. For the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, the average maximum additional capacity under these facilities was $514 million, $1.2 billion and $642 million, respectively. For the years ended December 31, 2019 and 2018, the average maximum additional capacity under these facilities was $1.0 billion and $714 million, respectively. As of December 31, 2019, the maturity dates of the Private Education Loan facilities ranged from June 2020 to December 2021.

At December 31, 2019, we had a total of $5.6 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.0 billion of our unencumbered tangible assets of which $2.6 billion and $319 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2019, we had $7.5 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.2 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2018.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	December 31, 2019	September 30, 2019	December 31, 2018
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.3	$4.5	$4.6
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	3.2	3.8	4.8
Tangible unencumbered assets(1)	5.6	5.8	5.7
Senior unsecured debt	(9.5)	(10.5)	(11.5)
Mark-to-market on unsecured hedged debt(2)	(.4)	(.5)	(.1)
Other liabilities, net	(.6)	(.6)	(.7)

Total tangible equity — GAAP Basis	$2.6	$2.5	$2.8

(1)	At December 31, 2019, September 30, 2019 and December 31, 2018, excludes goodwill and acquired intangible assets, net, of $757 million, $763 million and $786 million, respectively.

(2)

At December 31, 2019, September 30, 2019 and December 31, 2018, there were $332 million, $425 million and $51 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).